Exhibit 99.1

June 5, 2019

NEWS RELEASE

FOR IMMEDIATE RELEASE

REV GROUP, INC. REPORTS FISCAL 2019 SECOND QUARTER RESULTS

Company achieves growth in organic net sales and backlog

•	Net sales of $615.0 million grew one percent compared to the prior year quarter

•	Net income of $5.6 million was lower than the prior year quarter due primarily to higher interest expense, and adjusted net income[1] of $15.2 million was flat compared to the prior year quarter

•	Adjusted EBITDA[1] of $36.1 million increased 6.2% compared to the prior year quarter

•	Year-to-date net cash used in operating activities was $39.2 million compared to $43.8 million in the prior year period, a 10.5 percent improvement

•	Total backlog of $1.4 billion as of April 30, 2019 is up 9.5 percent year-over-year and slightly higher sequentially versus first quarter, 2019

•	Subsequent to quarter end announced a new contract with Fire Department of New York (FDNY) to provide approximately 400 ambulance units over 5 years and an approximate contract value of $160 million

•	Repurchased 495,475 shares under the Company’s share repurchase authorization during the second quarter for total consideration of $5.3 million

•	Company adjusts fiscal year 2019 expectations for net income but reiterates its expectations for net sales, adjusted net income, adjusted EBITDA, and net cash provided by operating activities

Milwaukee, Wis.—(BUSINESS WIRE) — REV Group, Inc. (NYSE: REVG), a manufacturer of industry-leading specialty vehicle brands, today reported results for the three months ended April 30, 2019 (“second quarter 2019”). Consolidated net sales in the second quarter 2019 were $615.0 million, an increase of 1.0 percent compared to $608.9 million over the three months ended April 30, 2018 (“second quarter 2018”). The increase in consolidated net sales was driven by continued sales growth in both the Commercial and Recreation segments, which was partially offset by lower net sales in the Fire & Emergency (“F&E”) segment.

“Our results through the first half of fiscal 2019 were generally in-line with our expectations. The actions we took over the last several quarters to improve our focus on organic growth and profitability are contributing to better results in most of our businesses,” said Tim Sullivan, CEO REV Group, Inc. “We continued to experience order growth across most of our product categories, which resulted in continued strong backlog levels in both our F&E and Commercial segments and positions us well for the remainder of the year. We believe the material and chassis supply disruptions experienced in fiscal year 2018 and through the beginning of the most recent quarter are now behind us. Lead times have improved, with some returning to historical levels, which has allowed our supply chain to stabilize. In addition, our continued focus on improving working capital efficiency and debt reduction resulted in improved, year-to-date cash used in operating activities and free cash flow was significantly better than the prior year. We remain on track to meet our full fiscal year 2019 objectives.”

[1]	REV Group, Inc. adjusted net income and adjusted EBITDA are non-GAAP measures that are reconciled to their nearest GAAP measure later in this release.

The Company’s second quarter 2019 net income was $5.6 million, or $0.09 per diluted share, compared to net income of $7.4 million, or $0.11 per diluted share, in the second quarter 2018. The decline in net income was primarily due to higher interest expense. Adjusted net income for the second quarter 2019 was $15.2 million, or $0.24 per diluted share, compared to adjusted net income of $15.5 million, or $0.24 per diluted share, in the second quarter 2018. Adjusted EBITDA in the second quarter 2019 was $36.1 million, compared to $34.0 million in the second quarter 2018. The increase in consolidated adjusted EBITDA was primarily due to improved earnings in the Commercial and Recreation segments offset by a decrease in the Fire & Emergency segment.

REV Group Second Quarter Segment Highlights

Fire & Emergency Segment

Fire & Emergency (“F&E”) segment net sales were $247.1 million for the second quarter 2019, a decrease of $4.9 million, or 1.9 percent, compared to $252.0 million for the second quarter 2018. The decrease in net sales was primarily due to delayed shipments of fire trucks, which were associated with inefficiencies related to the Company’s actions to increase capacity at two of the Company’s production facilities. Net sales of ambulances were roughly flat compared to the same period last year. F&E backlog at the end of the second quarter 2019 was up 11.2 percent to $786.5 million compared to $707.5 million at the end of fiscal year 2018 and was up 6.5 percent sequentially compared to the first quarter of 2019. The FDNY contract was awarded post second quarter 2019 and is additive to the backlog.

Second quarter 2019 F&E segment adjusted EBITDA declined to $15.1 million, compared to $21.8 million in the second quarter 2018. Second quarter 2019 F&E segment adjusted EBITDA margin was 6.1 percent of net sales, compared to 8.7 percent in the second quarter 2018. This decrease in F&E segment adjusted EBITDA was primarily due to the lower sales as well as inefficiencies caused by the ramp up of fire truck capacity and residual impact of material and supply chain issues on one ambulance facility. However, while disruptive in the quarter, we believe our capacity expansion positions the segment to capitalize on an expanding backlog throughout the remainder of fiscal year 2019 and beyond.

“F&E results were below our expectations as our efforts to increase capacity and ramp up production of fire trucks have taken longer to implement than we anticipated. However, we made incremental progress during each month of the quarter and believe we are now well positioned to increase our production of fire trucks to capitalize on strong demand and market conditions.” remarked Mr. Sullivan. “Additionally, our F&E backlog continues to grow, which shows our strong competitive position in these markets, and we look forward to seeing improvement in this segment’s performance as the year progresses.”

Commercial Segment

Commercial segment net sales were $170.0 million for the second quarter 2019, an increase of $12.0 million, or 7.6 percent, compared to $158.0 million for the second quarter 2018. The increase in net sales was primarily due to an increase in sales of school and transit buses, as well as terminal trucks, partially offset by a decrease in shipments of shuttle buses and the impact of the sale of our mobility van business in the first quarter of fiscal 2019. Transit bus shipments relating to the Company’s Los Angeles County contract began to ship in the second quarter 2019. Commercial backlog at the end of the second quarter 2019 was $435.9 million, an increase of 14.3 percent compared to $381.4 million at the end of fiscal year 2018 and was up 2.0 percent sequentially compared to the first quarter of 2019.

Second quarter 2019 Commercial segment adjusted EBITDA increased 54.7 percent to $14.7 million, compared to $9.5 million in the second quarter 2018. The increase in Commercial segment adjusted EBITDA compared to the prior year period was primarily due to increased volumes of certain higher margin buses, terminal trucks and the disposition of the underperforming mobility van business. Second quarter 2019 Commercial segment adjusted EBITDA margin was 8.6 percent of net sales compared to 6.0 percent in the second quarter 2018.

Mr. Sullivan commented, “The Commercial segment continues to perform in line with our expectations and deliver improving results, as evidenced by growing sales and profitability levels compared to last year. The rebound of the segment’s sales mix back toward school and transit buses as well as operational improvements across all our Commercial segment businesses are helping us drive solid growth and improved profits. Both school and transit bus operations have ramped up to meet increased demand, and the performance of those business lines remains encouraging. We also continue to observe strong demand across nearly all of the segment’s product categories evidenced by the segment’s backlog growth.”

Recreation Segment

Recreation segment net sales were $199.7 million for the second quarter 2019, an increase of $0.9 million, or 0.5 percent, compared to $198.8 million for the second quarter 2018. The increase in net sales was primarily due to increases in sales across the majority of the Company’s RV brand lineup, partially offset by a decrease in sales of Class A motorhomes. Recreation segment backlog at the end of the second quarter 2019 was $169.0 million, which was down 41.9 percent from $290.7 million at the end of fiscal year 2018 and was down 25.0 percent sequentially compared to the first quarter of 2019. The decrease in Recreation backlog was primarily reflective of the softer Class A RV market.

Second quarter 2019 Recreation segment adjusted EBITDA increased 36.2 percent to $17.3 million, compared to $12.7 million for the second quarter 2018. Second quarter 2019 Recreation segment adjusted EBITDA margin grew 230 basis points to 8.7 percent of net sales compared to 6.4 percent in the second quarter 2018. The expansion in profitability was attributable to higher volumes and improved profitability in the Class B and Super C product categories as well as improved profitability in the Company’s towables product line.

Mr. Sullivan commented, “While the broader RV market continues to show softening, particularly at the wholesale level, demand for our Class B, Super C, and towable brands remains in-line with the outlook we provided earlier in the year. We continue to adapt to the changes in this market and shifting our mix has helped to drive significant year-over-year adjusted EBITDA improvement in the segment this quarter. We believe we are well positioned in the market as the industry continues to adjust to current demand levels and that our first-class brands and ongoing performance improvements in this segment will support continued growth in profitability.”

Net Working Capital, Liquidity and Cash Flow

Net working capital2 for the Company as of April 30, 2019 was $459.6 million compared to $450.3 million at the end of the first quarter and $415.3 million as of October 31, 2018. The increase in working capital versus the prior year-end was primarily due to the normal seasonal increase in inventory. Net working capital was relatively flat sequentially as the Company continues its focus on improvement in working capital efficiency.

Capital expenditures in the second quarter 2019 were $3.1 million compared to $10.0 million in the second quarter 2018. This decline in capital expenditures versus the prior year quarter was consistent with the Company’s annual capital expenditure investment plan and reflects lower capital spending in the current quarter on various information technology systems.

Net cash used in operating activities in the second quarter 2019 was $39.2 million, compared to $43.8 million in the second quarter 2018. The reduction in cash used in operating activities over the prior year quarter was related to the Company’s focus on efficient management of net working capital. Although inventory was up over prior quarter, the magnitude of the normal seasonal build was smaller than the comparable period in the prior year.

Cash and equivalents totaled $6.5 million at April 30, 2019. Total debt at April 30, 2019 was $461.8 million (net of deferred financing costs). During the second quarter 2019 the Company exercised a $50.0 million incremental commitment option under its term loan agreement, which increased total borrowing under the facility from $125.0 million to $175.0 million. Proceeds from the incremental commitment were used to repay a portion of the outstanding borrowings under the Company’s ABL Facility.

[2]	Net Working capital is defined as current assets (excluding cash) less current liabilities (excluding current portion of long-term debt).

Fiscal 2019 Full Year Outlook

Mr. Sullivan concluded, “Our view of end market demand and macro conditions remain generally favorable to our business. We are committed to restoring operating efficiency across our business and believe we will see continued improvement of results in the second half of the year. We believe our current challenges relate to efficiently increasing our capacity to address the strong demand in Fire and to navigate the soft RV end market. Also, the new tariff announcements are generally outside of our business, but given our experience over the last 12 months we have been staying ahead of possible raw material price increases and believe we are well positioned to manage the potential impact. As global supply chains have adjusted to the current tariff environment and noise, we don’t expect a repeat of the material and chassis hoarding that went on last year which was a large contributor to our supply disruptions. With all these internal and external forces in mind, we are reaffirming our full year guidance for fiscal year 2019 revenues of $2.4 to $2.6 billion, adjusted net income of $66 to $84 million, adjusted EBITDA of $150 to $170 million, net cash provided by operating activities of $110 to $130 million, and capital expenditures of $25 to $30 million. Based on actual results through the first half of fiscal 2019, we are adjusting our guidance for net income to be in the range of $31 to $51 million.”

Stock Repurchase Program

During the quarter ended April 30, 2019, the Company repurchased 495,475 shares under its repurchase program at a total cost of $5.3 million at an average price per share of $10.77. As of April 30, 2019, the Company had $41.3 million of authorization remaining under the program.

Quarterly Dividend

Our board of directors declared the regular quarterly dividend for our second quarter 2019, payable on August 30, 2019, to holders of record as of July 30, 2019, in the amount of $0.05 per share of common stock, which equates to a rate of $0.20 per share of common stock on an annualized basis.

Conference Call

REV Group, Inc. will host a conference call to discuss its second quarter 2019 results and outlook on June 6th at 11:00 a.m. EDT. A supplemental earnings slide deck will be available tomorrow morning on the REV Group, Inc. investor relations website prior to the call. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to http://investors.revgroup.com/investor-events-and-presentations/events at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

About REV Group

REV Group, Inc. (NYSE: REVG) is a leading designer, manufacturer and distributor of specialty vehicles and related aftermarket parts and services. We serve a diversified customer base primarily in the United States through three segments: Fire & Emergency, Commercial and Recreation. We provide customized vehicle solutions for applications including: essential needs (ambulances, fire apparatus, school buses and municipal transit buses), industrial and commercial (terminal trucks, cut-away buses and street sweepers) and consumer leisure (recreational vehicles (“RVs”), travel trailers and luxury buses). Our brand portfolio consists of 29 well-established principal vehicle brands including many of the most recognizable names within our served markets. Several of our brands pioneered their specialty vehicle product categories and date back more than 50 years.

Note Regarding Non-GAAP Measures

REV Group reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, management believes that the evaluation of REV Group’s ongoing operating results may be enhanced by a presentation of adjusted EBITDA and adjusted net income, which are non-GAAP financial measures. Adjusted EBITDA represents net income before interest expense, income taxes, depreciation and amortization as adjusted for certain non-recurring, one-time and other adjustments which REV Group believes are not indicative of its underlying operating performance. Adjusted net income represents net income, as adjusted for certain items described below that we believe are not indicative of our ongoing operating performance.

REV Group believes that the use of adjusted EBITDA and adjusted net income provides additional meaningful methods of evaluating certain aspects of its operating performance from period to period on a basis that may not be otherwise apparent under GAAP when used in addition to, and not in lieu of, GAAP measures. See the Appendix to this news release (and our other filings with the SEC) for reconciliations of adjusted EBITDA and adjusted net income to the most closely comparable financial measures calculated in accordance with GAAP.

Forward Looking Statements

This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. This news release includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “strives,” “goal,” “seeks,” “projects,” “intends,” “forecasts,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. They appear in a number of places throughout this news release and include statements regarding our intentions, beliefs, goals or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industries in which we operate.

Our forward-looking statements are subject to risks and uncertainties, including those highlighted under “Risk Factors” and “Cautionary Statement on Forward-Looking Statements” in the Company’s annual report on Form 10-K, and in the Company’s subsequent quarterly reports on Form 10-Q, together with the Company’s other filings with the SEC, which risks and uncertainties may cause actual results to differ materially from those projected or implied by the forward-looking statement. Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which only speak as of the date hereof. The Company does not undertake to update or revise any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, expect as required by applicable law.

Investors-REVG

Contact

Drew Konop

Investor Relations

Email: investors@revgroup.com

Phone: 1-888-738-4037 (1-888-REVG-037)

REV GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in millions)

	(Unaudited)
	April 30,	October 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$6.5	$11.9
Accounts receivable, net	281.5	266.9
Inventories, net	536.3	514.0
Other current assets	40.3	50.3

Total current assets	864.6	843.1
Property, plant and equipment, net	206.5	214.3
Goodwill	159.8	161.8
Intangibles assets, net	167.7	174.6
Other long-term assets	14.7	14.3

Total assets	$1,413.3	$1,408.1

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$1.8	$1.3
Accounts payable	196.5	218.1
Customer advances	123.8	117.8
Other current liabilities	78.2	80.0

Total current liabilities	400.3	417.2
Long-term debt, less current maturities	460.0	420.6
Deferred income taxes	23.2	19.9
Other long-term liabilities	13.5	18.0

Total liabilities	897.0	875.7
Commitments and contingencies
Shareholders’ equity	516.3	532.4

Total liabilities and shareholders’ equity	$1,413.3	$1,408.1

REV GROUP, INC.

CONDENSED UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in millions, except shares and per share amounts)

	Three Months Ended		Six Months Ended
	April 30, 2019	April 30, 2018	April 30, 2019	April 30, 2018
Net sales	$615.0	$608.9	$1,133.7	$1,123.8
Cost of sales	542.6	536.0	1,015.0	998.4

Gross profit	72.4	72.9	118.7	125.4
Operating expenses:
Selling, general and administrative	48.6	48.8	96.3	89.7
Research and development costs	1.2	1.5	2.5	3.2
Amortization of intangible assets	4.6	4.3	9.3	9.1
Restructuring	1.8	1.9	2.9	6.0
Impairment charges	0.1	—	2.8	—

Total operating expenses	56.3	56.5	113.8	108.0

Operating income	16.1	16.4	4.9	17.4
Interest expense, net	8.0	6.1	15.8	11.5

Income (loss) before provision (benefit) for income taxes	8.1	10.3	(10.9)	5.9
Provision (benefit) for income taxes	2.5	2.9	(1.9)	(11.0)

Net income (loss)	$5.6	$7.4	$(9.0)	$16.9

Income (loss) per common share:
Basic	$0.09	$0.12	$(0.14)	$0.26
Diluted	$0.09	$0.11	$(0.14)	$0.25
Dividends declared per common share	$0.05	$0.05	$0.10	$0.10
Adjusted income per common share:
Basic	$0.24	$0.24	$0.20	$0.39
Diluted	$0.24	$0.24	$0.20	$0.38
Weighted Average Shares Outstanding:
Basic	62,957,854	64,577,469	62,994,738	64,429,854
Diluted	63,347,614	66,267,594	62,994,738	66,388,767

REV GROUP, INC.

CONDENSED UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions)

	Six Months Ended
	April 30, 2019	April 30, 2018
Cash flows from operating activities:
Net (loss) income	$(9.0)	$16.9
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	23.8	22.1
Amortization of debt issuance costs	1.0	0.9
Stock-based compensation expense	4.8	3.7
Deferred income taxes	3.3	(10.4)
Gain on disposal of property, plant and equipment	(1.4)	(2.0)
Impairment charges	2.8	—
Changes in operating assets and liabilities, net of effects of business acquisitions	(64.5)	(75.0)

Net cash used in operating activities	(39.2)	(43.8)
Cash flows from investing activities:
Purchase of property, plant and equipment	(9.4)	(23.6)
Purchase of rental fleet vehicles	(3.0)	(14.2)
Proceeds from sale of property, plant and equipment	17.1	5.8
Acquisition of businesses, net of cash acquired	—	(57.2)

Net cash provided by (used in) investing activities	4.7	(89.2)
Cash flows from financing activities:
Net (repayments) proceeds from borrowings under revolving credit facility	(9.0)	139.6
Net proceeds from borrowings of Term Loan	49.2	—
Payment of dividends	(6.3)	(6.4)
Repurchase and retirement of common stock	(5.3)	(4.8)
Other financing activities	0.5	—

Net cash provided by financing activities	29.1	128.4

Net decrease in cash and cash equivalents	(5.4)	(4.6)
Cash and cash equivalents, beginning of period	11.9	17.8

Cash and cash equivalents, end of period	$6.5	$13.2

REV GROUP, INC.

SEGMENT INFORMATION

(Unaudited; in millions)

	Three Months Ended		Six Months Ended
	April 30, 2019	April 30, 2018	April 30, 2019	April 30, 2018
Net Sales:
Fire & Emergency	$247.1	$252.0	$451.2	$467.3
Commercial	170.0	158.0	310.6	290.2
Recreation	199.7	198.8	375.9	366.0
Corporate & Other	(1.8)	0.1	(4.0)	0.3

Total Company Net Sales	$615.0	$608.9	$1,133.7	$1,123.8

Adjusted EBITDA:
Fire & Emergency	$15.1	$21.8	$23.4	$39.9
Commercial	14.7	9.5	19.7	13.9
Recreation	17.3	12.7	26.5	20.8
Corporate & Other	(11.0)	(10.0)	(21.2)	(19.2)

Total Company Adjusted EBITDA	$36.1	$34.0	$48.4	$55.4

Adjusted EBITDA Margin:
Fire & Emergency	6.1%	8.7%	5.2%	8.5%
Commercial	8.6%	6.0%	6.3%	4.8%
Recreation	8.7%	6.4%	7.0%	5.7%
Corporate & Other	n/m	n/m	n/m	n/m
Total Company Adjusted EBITDA Margin	5.9%	5.6%	4.3%	4.9%

	April 30, 2019	January 31, 2019	October 31, 2018	April 30, 2018
Period-End Backlog:
Fire & Emergency	$786.5	$738.2	$707.5	$633.8
Commercial	435.9	427.5	381.4	397.2
Recreation	169.0	225.2	290.7	239.5

Total Company Backlog	$1,391.4	$1,390.9	$1,379.6	$1,270.5

REV GROUP, INC.

ADJUSTED EBITDA BY SEGMENT

(Unaudited; dollars in millions)

	Three Months Ended April 30, 2019
	Fire & Emergency	Commercial	Recreation	Corporate & Other	Total
Net income (loss)	$8.6	$11.8	$12.6	$(27.4)	$5.6
Depreciation & amortization	3.4	2.1	4.3	1.8	11.6
Interest expense, net	0.9	0.6	—	6.5	8.0
Provision for income taxes	—	—	—	2.5	2.5

EBITDA	12.9	14.5	16.9	(16.6)	27.7
Sponsor expense reimbursement	0.1	—	—	—	0.1
Restructuring costs	0.4	—	0.4	1.0	1.8
Stock-based compensation expense	—	—	—	3.4	3.4
Legal matters	1.8	—	—	0.6	2.4
Impairment charges	—	0.1	—	—	0.1
(Earnings) losses attributable to assets held for sale	(0.1)	0.1	—	—	—
Deferred purchase price payment	—	—	—	0.6	0.6

Adjusted EBITDA	$15.1	$14.7	$17.3	$(11.0)	$36.1

	Three Months Ended April 30, 2018
	Fire & Emergency	Commercial	Recreation	Corporate & Other	Total
Net Income (loss)	$16.3	$5.7	$9.4	$(24.0)	$7.4
Depreciation & amortization	4.0	2.8	3.1	1.2	11.1
Interest expense, net	1.0	0.8	0.1	4.2	6.1
Provision for income taxes	—	—	—	2.9	2.9

EBITDA	21.3	9.3	12.6	(15.7)	27.5
Transaction expenses	—	—	—	0.5	0.5
Sponsor expense reimbursement	—	—	—	0.1	0.1
Restructuring costs	0.3	0.2	0.1	1.3	1.9
Stock-based compensation expense	—	—	—	1.9	1.9
Legal matters	0.2	—	—	—	0.2
Deferred purchase price payment	—	—	—	1.9	1.9

Adjusted EBITDA	$21.8	$9.5	$12.7	$(10.0)	$34.0

REV GROUP, INC.

ADJUSTED EBITDA BY SEGMENT

(Unaudited; dollars in millions)

	Six Months Ended April 30, 2019
	Fire & Emergency	Commercial	Recreation	Corporate & Other	Total
Net income (loss)	$12.4	$9.5	$16.0	$(46.9)	$(9.0)
Depreciation & amortization	6.8	4.6	8.3	4.1	23.8
Interest expense, net	1.8	1.1	0.1	12.8	15.8
Benefit for income taxes	—	—	—	(1.9)	(1.9)

EBITDA	21.0	15.2	24.4	(31.9)	28.7
Transaction expenses	—	—	—	0.2	0.2
Sponsor expense reimbursement	0.1	—	—	0.5	0.6
Restructuring costs	0.4	0.1	1.4	1.0	2.9
Stock-based compensation expense	—	—	—	4.8	4.8
Legal matters	1.8	—	0.7	2.0	4.5
Impairment charges	—	2.8	—	—	2.8
Losses attributable to assets held for sale	0.1	1.6	—	—	1.7
Deferred purchase price payment	—	—	—	2.2	2.2

Adjusted EBITDA	$23.4	$19.7	$26.5	$(21.2)	$48.4

	Six Months Ended April 30, 2018
	Fire & Emergency	Commercial	Recreation	Corporate & Other	Total
Net Income (loss)	$27.9	$6.2	$12.2	$(29.4)	$16.9
Depreciation & amortization	8.5	5.6	5.9	2.1	22.1
Interest expense, net	2.0	1.4	0.3	7.8	11.5
Benefit for income taxes	—	—	—	(11.0)	(11.0)

EBITDA	38.4	13.2	18.4	(30.5)	39.5
Transaction expenses	0.2	—	—	1.9	2.1
Sponsor expense reimbursement	—	—	—	0.3	0.3
Restructuring costs	0.3	0.1	2.4	3.2	6.0
Stock-based compensation expense	—	—	—	3.7	3.7
Non-cash purchase accounting expense	0.4	0.3	—	—	0.7
Legal matters	0.6	0.3	—	—	0.9
Deferred purchase price payment	—	—	—	2.2	2.2

Adjusted EBITDA	$39.9	$13.9	$20.8	$(19.2)	$55.4

REV GROUP, INC.

ADJUSTED NET INCOME

(Unaudited; in millions)

	Three Months Ended		Six Months Ended
	April 30, 2019	April 30, 2018	April 30, 2019	April 30, 2018
Net income (loss)	$5.6	$7.4	$(9.0)	$16.9
Amortization of Intangible Assets	4.6	4.3	9.3	9.1
Transaction Expenses	—	0.5	0.2	2.1
Sponsor Expense Reimbursement	0.1	0.1	0.6	0.3
Restructuring Costs	1.8	1.9	2.9	6.0
Stock-based Compensation Expense	3.4	1.9	4.8	3.7
Non-cash Purchase Accounting Expense	—	—	—	0.7
Legal Matters	2.4	0.2	4.5	0.9
Impairment Charges	0.1	—	2.8	—
Losses attributable to assets held for sale	—	—	1.7	—
Deferred Purchase Price Payment	0.6	1.9	2.2	2.2
Impact of Tax Rate Change	—	—	—	(10.4)
Income Tax Effect of Adjustments	(3.4)	(2.7)	(7.7)	(6.1)

Adjusted Net Income	$15.2	$15.5	$12.3	$25.4

REV GROUP, INC.

ADJUSTED EBITDA OUTLOOK RECONCILIATION

(Dollars in millions)

	Fiscal Year 2019
	Low	High
Net Income	$31.0	$51.0
Depreciation and amortization	47.5	45.0
Interest expense, net	32.0	30.0
Income tax expense	11.5	19.5

EBITDA	122.0	145.5
Transaction expenses	0.5	0.5
Sponsor expense reimbursement	1.5	1.0
Restructuring costs	3.0	3.0
Stock-based compensation expense	8.5	7.5
Legal matters	6.0	5.0
Impairment charges	3.0	2.5
Losses attributable to assets held for sale	2.0	1.5
Deferred purchase price payment	3.5	3.5

Adjusted EBITDA	$150.0	$170.0

REV GROUP, INC.

ADJUSTED NET INCOME OUTLOOK RECONCILIATION

(Dollars in millions)

	Fiscal Year 2019
	Low	High
Net Income	$31.0	$51.0
Amortization of intangible assets	19.0	19.0
Transaction expenses	0.5	0.5
Sponsor expense reimbursement	1.5	1.0
Restructuring costs	3.0	3.0
Stock-based compensation expense	8.5	7.5
Legal matters	6.0	5.0
Impairment charges	3.0	2.5
Losses attributable to assets held for sale	2.0	1.5
Deferred purchase price payment	3.5	3.5
Income tax effect of adjustments	(12.0)	(10.5)

Adjusted Net Income	$66.0	$84.0